Exhibit 10.10

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of March 1, 2004, by and among Chemdex, Inc., a Kansas corporation (“Supplier”) and Sparhawk Laboratories, Inc., a Missouri corporation (“Purchaser”):

W I T N E S S E T H:

WHEREAS, Supplier and Purchaser have agreed that Supplier will agree to supply to Purchaser and Purchaser will agree to purchase from Supplier, on and subject to the terms and conditions hereinafter set forth, bulk quantities of each of Ferric Hydroxide (a/k/a Dialyzed Iron) and Hydrogenated Dextran solution (a/k/a Dextran solution) for use in producing 10% Bulk Iron Dextran Solution for veterinary use (collectively, the “Products”); and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Supplier and Purchaser hereby agree as follows:

1.                                       Commitment of Purchaser.  Purchaser agrees during the Term (as defined below) that Purchaser will purchase one hundred percent (100%) of Purchaser’s Products needs for the manufacture of 10% Bulk Iron Dextran solution exclusively from Supplier; provided, however, that Purchaser shall be obligated to purchase Products exclusively from Suppler only so long as:

(a)                                  Supplier makes available for sale to Purchaser sufficient Ferric Hydroxide and Hydrogenated Dextran solution, in both cases which meet the Product specifications set forth on Schedule 1 hereto, to meet all of Purchaser’s requirements during the Term; and

(b)                                 Supplier is not in material breach of this Agreement, which breach continues uncured in excess of thirty (30) days following the date written notice reasonably describing such breach is delivered by Purchaser to Supplier pursuant to the terms hereof.

2.                                       Commitment of Supplier.  Supplier agrees during the Term that Supplier will sell Products in the United States of America for use in producing 10% Bulk Iron Dextran solution for veterinary use exclusively to Purchaser; provided, however, that Supplier will be obligated to refrain from selling Products in the United States of America for use in producing 10% Bulk Iron Dextran solution for veterinary use to any person or entity other than Purchaser only so long as:

(a)                                  Purchaser purchases no less than XXXX* kilograms of Ferric Hydroxide and XXXX* kilograms of Hydrogenated Dextran solution every two (2) calendar quarters (each, a “Purchase Period”) during the Term; provided, however, that this condition (a) shall not apply if Supplier materially fails to fill Purchaser’s orders for Ferric Hydroxide and Hydrogenated Dextran solution with Products meeting the product specification set forth on Schedule 1 hereto; and

(b)                                 Purchaser is not in material breach of this Agreement, which breach continues uncured in excess of thirty (30) days following the date written notice reasonably describing such breach is delivered by Supplier to Purchaser pursuant to the terms hereof.

*  Confidential portions omitted and filed separately with the Commission.

3.                                       Price and Payment.

(a)                                  Purchaser shall provide reasonable advance written notice of no less than thirty (30) days to Supplier of its requirements, including all applicable specifications therefor consistent with past dealings between the parties and not inconsistent with the terms of this Agreement (an “Order”).

(b)                                 Purchaser will quarterly provide Supplier with rolling forecasts projecting Purchaser’s estimated demand for the Products.  Such rolling forecasts are intended solely for the purpose of assisting Supplier in its planning and procurement of materials for Product.

(c)                                  During the Term of this Agreement, Purchaser shall pay to Supplier US$XXXX* per kilogram, dry basis, of Iron supplied as a Ferric Hydroxide solution and US$XXXX* per kilogram, dry basis, of Dextran supplied as a Hydrogenated Dextran solution (each such amount is referred to as the “Base Price”); provided, however, that during the second and each subsequent year of this Agreement, Supplier may increase the Base Price for each Product, not to exceed more than XXXX* percent (XX*%) per annum, solely for XXXX* as reasonably documented by written evidence provided by Supplier to Purchaser.

(d)                                 During years 6-10 of this Agreement, Supplier may add to the Base Price of each Product (as calculated pursuant to paragraph (c) above) a surcharge (the “Surcharge”) as set forth below:

XXXX*

The foregoing Surcharges apply during each specified year, but are not cumulative.

(e)                                  During years 1-5 of this Agreement, the “Price” for each Product shall be the Base Price calculated as set forth in paragraph (c) above.  During years 6-10 of this Agreement, the “Price” for each Product shall be the sum of the Base Price calculated as set forth in paragraph (c) above plus the Surcharge for such year as set forth in paragraph (d) above.

(f)                                    Purchaser shall pay the Price for each Order of Products set forth in the invoice delivered by Supplier to Purchaser with respect thereto within thirty (30) days after invoice date (which shall be no earlier than the date the Products are received by Purchaser) of such Product, unless otherwise agreed to in writing by the parties hereto.

(g)                                 Except as provided in Section 4(b) below, any national, state, provincial, county or municipal sales or use tax, excise, or similar charge or any other tax assessment, license, fee or other charge assessed or charged in the sale of Products sold to Purchaser by Supplier pursuant to this Agreement shall be the responsibility of Purchaser, and shall be paid by Purchaser to Supplier with respect to each Order of Product in addition to the Price.

*  Confidential portions omitted and filed separately with the Commission.

4.                                       Other Terms and Conditions of Purchase and Sale.  Unless expressly otherwise agreed in writing by Supplier, all Orders shall be subject to the following terms and conditions, in addition to those set forth in the other sections of this Agreement:

(a)                                  All Orders shall be governed exclusively by the terms of this Agreement notwithstanding in particular but without limitation any terms contained in any purchase order by Purchaser or acknowledgement of same by Supplier.

(b)                                 All Products are sold by Supplier FOB Lenexa, Kansas.  Supplier shall pay all freight charges, custom charges and duties and title shall pass to Purchaser when Products are received by Purchaser.

(c)                                  Supplier hereby represents and warrants to Purchaser that all Products sold pursuant to this Supply Agreement will conform to the product specifications set forth on Schedule 1 attached hereto.  All claims for nonconformity to such representation and warranty shall be made in writing to Supplier within forty-five (45) days after delivery thereof.  Supplier shall promptly replace defective Products with Product that meets the product specifications.  Purchaser agrees to cooperate with Supplier in connection with remedying any nonconformity and for the return on Supplier’s instructions and at Supplier’s expense of any defective Products.  The warranty shall be voided if any of the Products is damaged or altered by Purchaser before correction of any product defects.

(d)                                 SUPPLIER MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, OF OR WITH RESPECT TO THE PRODUCTS OR THE DESIGN, MANUFACTURE OR PERFORMANCE THEREOF, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND EXCLUDED.

5.                                       Force Majure;  No Consequential Damages

(a)                                  Apart from any specific provisions in this Agreement excusing any party’s performance or limiting its liability:

(i)                                     Supplier shall be excused from any failure or delay in performance to the extent directly or indirectly caused in whole or in part by or otherwise resulting from unavailability of raw materials, parts or components from usual sources of supply, unforeseen shortages or unavailability of fuel, transportation failures or delays, labor disputes or other labor-related problems, governmental orders or restrictions, inability to obtain or delay in obtaining necessary equipment or governmental approvals, permits, licenses or allocations, fires, floods, earthquakes or other acts of nature, accidents, acts of terrorism, civil disturbance or unrest, war or any other circumstances or events beyond its reasonable control, provided that Supplier gives Purchaser written notice of the applicable situation, attempts to continue to perform in part to the extent it is able, and makes reasonable efforts to alleviate the situation so as to resume full performance hereunder.  Under any such circumstances, the affected party shall have the additional time needed to perform under this Agreement, unless performance becomes impossible, in which case the nonperforming party agrees to so notify the party who is to receive the performance as soon as reasonably possible.  In the event of any such conditions, Supplier shall have the right to allocate its available supply as determined in Supplier’s reasonable judgment and Purchaser shall have the right to purchase Products from other sources during the continuation of such conditions if its requirements for Products are not met by Supplier.

(ii)                                  Neither Supplier, on the one hand, nor Purchaser, on the other hand, shall be liable to the other party for any incidental, indirect, consequential or special damages in connection with any matters relating directly or indirectly to this Agreement or otherwise relating to the business relationship of the parties, even though such party may have been advised by the other party of the possibility of such damages.

(iii)                               This Agreement is executed by the parties with full knowledge of their respective termination rights hereunder.  No party hereto shall be liable to any other party for compensation, reimbursement for investments or expenses, lost profits, incidental or consequential damages, or damages of any other kind or character, because of any exercise of such rights.

6.                                       Term.  The commitments of the parties hereunder shall become effective as of the date hereof and shall, unless terminated earlier as provided in Section 11 hereof, continue until the date ten (10) years from the date hereof (the “Term”).

7.                                       License.

(a)                                  Supplier hereby grants Purchaser, at no cost, for the duration of the Term of this Agreement an exclusive, non-transferable, royalty-free license to use the DMF (Drug Master File) for 10% Bulk Iron Dextran Solution in the name of Supplier required by the United States Food and Drug Administration (DMF # 336) (the “10% Bulk Iron Dextran Solution DMF”).  Supplier shall deliver to Purchaser possession and control of the 10% Bulk Iron Dextran Solution DMF.  Purchaser hereby agrees that it will not, at any time, directly or indirectly, do or cause to be done any act in any way impairing Supplier’s right, title and interest in and to the 10% Bulk Iron Dextran Solution DMF.

(b)                                 Purchaser shall be at all times during the Term be responsible for all aspects of production and quality control of the 10% Bulk Iron Dextran Solution and shall maintain the Drug Master File with respect thereto in compliance with the then-current standards of the United States Food and Drug Administration and other applicable regulatory authorities.  In the event that Purchaser transmits or receives any communication, memorandum or other correspondence to or form any regulatory agency, including, without limitation the United States Food and Drug Administration, concerning the production, efficacy, safety, labeling or any other matter relating to 10% Bulk Iron Dextran Solution, Purchaser shall provide a copy of same to Supplier within two (2) business days after transmittal or receipt thereof.

8.                                       Lease of Equipment.

(a)                                  During the Term of this Agreement, Supplier hereby leases to Purchaser, without cost, the equipment owned by Supplier listed on Schedule 2 attached hereto (the “Equipment”).

(b)                                 Supplier shall retain ownership of the Equipment.  Purchaser shall not remove the Equipment from Purchaser’s facilities located at 12340 Santa Fe Trail Drive, Lenexa, Kansas without Supplier’s prior written consent.  Purchaser shall plainly and conspicuously mark or otherwise adequately identify the Equipment as “Property of Chemdex, Inc.” and, if requested by Supplier, execute all documents necessary to effectively protect Supplier’s ownership interest in the Equipment against creditors of Purchaser or other third parties.  Purchaser hereby irrevocably waives the right of set off with respect to the Equipment.

(c)                                  The Equipment, while in the custody or control of Purchaser, shall be held at Purchaser’s risk and shall be insured  by Purchaser against loss, theft, fire or other casualty in an amount equal to the current market value therefore.  During the Term hereof, Purchaser shall pay all personal property taxes due with respect to the Equipment.  Purchaser shall reasonably maintain the Equipment at its own expense.  No material modification to the Equipment shall be made without the prior written consent of Supplier.

(d)                                 Upon termination of this Agreement for any reason, Purchaser agrees to, at the election of Supplier, remove the Equipment, prepare for shipment and deliver same in good condition, reasonable wear and tear excepted, to or at the direction of Supplier pursuant to written instructions, or provide Supplier reasonable access in order for Suppler to conduct such removal.  In the event that Supplier elects to have Purchaser conduct such removal, Supplier agrees to pay all costs associated with the preparation and removal of the equipment, including, but not limited to shipping costs.

(e)                                  THE EQUIPMENT IS PROVIDED TO PURCHASER “AS IS” AND SUPPLIER MAKES NO WARRANTY, EXPRESS, IMPLIED OR OTHERWISE, OF OR WITH RESPECT TO THE EQUIPMENT OR THE DESIGN, CONSTRUCTION OR PERFORMANCE THEREOF, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND EXCLUDED.

9.                                       Indemnification.

(a)                                  Supplier will indemnify and hold Purchaser, its affiliates and subsidiaries, and all of their respective affiliates, subsidiaries, shareholders, officers, directors, employees, agents, assignees and successors harmless from and against any and all damages, judgments, liabilities, costs, losses and expenses, including attorneys’ fees and amounts paid in settlement arising from any demand, suit or claim (collectively, “Losses”) incurred by Purchaser resulting from acts or omissions of Supplier or arising out of a breach by Supplier of any of its representations, warranties, agreements, covenants or obligations under this Agreement; provided, however, that (i) Supplier shall not be required to indemnify Purchaser to the extent such Losses arise from the negligence of Purchaser or breach of this Agreement by Purchaser , and (ii) no settlement by Purchaser of any claim which would give rise to liability on the part of Supplier shall be made without the prior written consent of Supplier.

(b)                                 Purchaser will indemnify and hold Supplier, its affiliates and subsidiaries, and all of their respective affiliates, subsidiaries, shareholders, officers, directors, employees, agents, assignees and successors harmless from and against any and all Losses incurred by Supplier resulting from acts or omissions of Purchaser or arising out of a breach by Purchaser of any of its representations, warranties, agreements, covenants or obligations under this Agreement; provided, however, that (i) Purchaser shall not be required to indemnify Supplier to the extent such Losses arise from the negligence of Supplier or breach of this Agreement by Supplier, and (ii) no settlement by Supplier of any claim which would give rise to liability on the part of Purchaser shall be made without the prior written consent of Purchaser.

(c)                                  This Paragraph 9 shall survive the termination of this Agreement.

10.                                 Confidential Information.

(a)                                  Purchaser and Supplier each have disclosed and/or may disclose to the other directly or indirectly, through officers or employees, under this Agreement and previous agreements and relationships, written and oral information for the sole purpose of producing Products, 10% Bulk Iron Dextran Solution and finished goods incorporating the Products, and complying with governmental requirements relating to the manufacture and sale thereof.  Such information, as well as other Confidential Information disclosed in the past or future by either party to the other, or its officers or employees, is confidential and shall not be disclosed by the recipient to third parties, or used by the recipient for any purpose except as provided herein without the prior written consent of the disclosing party.  “Confidential Information” as used herein includes all information relating to the Product, finished goods incorporating the Products, or future products similar or relating to the Products, any specifications, plans, technology, trade secrets, manufacturing procedures and other technical information, the Equipment, marketing and sales plans, or any financial and cost data relating to the Products and finished goods incorporating the Products.

(b)                                 Confidential Information shall be maintained by employees of Purchaser and Supplier in confidence, and shall be disclosed only to those employees who need to know such information for purposes of the performance of their duties consistent with this Agreement.  This Section 10 shall not restrict the use of information that becomes generally available to the public, or which became or becomes known to either party through lawful means prior to, during or after the term of this Agreement from sources under no obligation of confidentiality to the disclosing party, or as a result of disclosure, or other act, by either of the parties to this Agreement.

(c)                                  All Confidential Information shall remain the sole property of the disclosing party and shall be returned by the other party to the disclosing party promptly upon request, together with all copies made thereof.  Nothing in this Agreement shall be construed as, or deemed to be a transfer or license to either party of the other party’s rights in Confidential Information.

(d)                                 At the expiration of the 10 year Term of this Agreement, the obligations of the parties under this Section 10 shall terminate.

11.                                 Default; Remedies.  This Agreement may be terminated (a) for cause upon written notice by either party to the other in the event that the other party has failed to perform any material obligation arising hereunder or in respect of any Order placed hereunder and such failure continues uncured for more than thirty (30) days after delivery of written notice by the party exercising the right to terminate under this subclause (a) to the other party specifying in reasonable detail the failure(s) of performance on which the termination is based; provided, however, that either party shall only be obligated to deliver such notice and allow such opportunity to cure prior to termination of this Agreement twice over the term of this Agreement, (b) immediately with or without notice by either party in the event that the other party becomes insolvent, ceases to do business as a going concern, has a material portion of its assets seized, attached, levied upon or subject to a receivership or assignment for the benefit of creditors, becomes a debtor in any voluntary or involuntary case under the United States Bankruptcy Code as from time to time in effect and/or admits in writing its inability to pay its debts generally as they become due or to perform hereunder. In addition, each party shall have all rights and remedies provided under the Uniform Commercial Code and/or other applicable law as from time to time in effect.  Termination shall not affect the liability, if any, of either party for breach of this Agreement.

12.                                 Relationship of the Parties.  All work or obligations performed by either party hereunder shall be performed as an independent contractor and not as an agent of the other party.  Each party acknowledges that it does not have authority to obligate or bind the other party in any way.  No provision of this Agreement shall be construed to create an agency, a partnership or a joint venture between the parties hereto.

13.                                 Governing Law; Waiver of Jury Trial.

(a)                                  This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Kansas, without giving effect to provisions thereof regarding conflict of laws.

(b)                                 Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto.  The parties each agree that any and all such claims and causes of action shall be tried by the court without a jury.  Each of the parties further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

14.                                 Other Provisions.

(a)                                  Any action for breach of this Agreement (other than claims for payment of the Price of the Product) shall be commenced within one (1) year after the cause of action has accrued.

(b)                                 This Agreement shall in no way restrict the right of Supplier to sell (i) Products for use in producing 10% Bulk Iron Dextran solution for veterinary use to customers other than Purchaser outside of the United States of America, or (ii) Products for use other than producing 10% Bulk Iron Dextran solution for veterinary use to customers other than Purchaser within or outside of the United States of America.

(c)                                  Any waiver of any of the terms of or performance due under this Agreement shall apply only to the specific matter involved and will not be deemed to constitute a waiver of other or future rights or obligations hereunder.

(d)                                 This Agreement, including Schedule 1 and Schedule 2 attached hereto, together with the Orders hereunder, constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous discussions, negotiations and prior proposals regarding the subject matter hereof.

(e)                                  This Agreement may not be amended except by a writing signed by Purchaser, Supplier.

(f)                                    Any notices, consents or other communications required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (i) delivered personally, (ii) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (iii) delivered by a recognized overnight courier service, or (iv) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

If to Purchaser to:

Sparhawk Laboratories, Inc.
12340 Santa Fe Trail Drive
Lenexa, Kansas
Attention:  Bert Hughes
Facsimile:  (913) 888-6741

If to Supplier to:

Chemdex, Inc.
c/o Dextran Products, Inc.
421 Comstock Road
Toronto, Ontario, Canada  M1L 2H5
Attention:  George G. Usher
Facsimile:  (416) 755-0334

Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three (3) business days after the date of mailing if sent by certified or registered mail, (y) one (1) business day after date of delivery to the overnight courier if sent by overnight courier or (z) the next succeeding Business Day after receipt of a facsimile (provided that a transmission confirmation sheet is emitted from such facsimile machine).

(g)                                 No party hereto may assign or subcontract its rights or obligations under this Agreement without the prior written consent of the other party hereto; provided, however, that Supplier may assign or subcontract its rights and/or obligations under this Agreement to an entity controlled by or under common control with Supplier without the consent of Purchaser upon written notice thereof to Purchaser.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h)                                 The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(i)                                     The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or unenforceability of any one provision or portion hereof shall not affect the validity or enforceability of any other provision hereof.

(j)                                     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(k)                                  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any party hereto.

[End of document

signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date set forth above, each by an officer thereunto duly authorized.

SPARHAWK LABORATORIES, INC.

By:	\s\ E. Bert Hughes
E. Bert Hughes, President

CHEMDEX, INC.

By:	\s\ George G. Usher
George G. Usher, President

SCHEDULE 1

Product Specifications

Product:	Dialysed Iron (Ferric Hydroxide)

XXXX*

Product:	Hydrogenated Dextran Solution for Manufacture of 10% Hydrogenated Iron Dextran

XXXX*

*  Confidential portions omitted and filed separately with the Commission.

SCHEDULE 2

Equipment

Asset ID	Description	Manufacturer	Serial Number	Sparhawk ID
000013-1	Stainless Steel Tank, XXXX*			Tank #1
000013-1	Stainless Steel Tank, XXXX*			Tank #19
000013-1	Stainless Steel Tank, XXXX*			Tank #55
000014-1	Ultra Filtration System – XXXX*			UF-A
000014-1	Ultra Filtration System – XXXX*			UF-B
000014-1	Ultra Filtration System - Pump/Romicon Filters
000015-1	Pump	APV	H-6898-94
000016-1	Factory Scales, XXXX*	Weigh-Tronix
000021-1	Reactor	Pfaudler	E18040121	Vessel #6
000023-1	5% Bulk Iron Reactor	Pfaudler		Vessel #22
000004-1	Lab Equipment
000027-1	HPLC Differential Refactometer
000028-1	Autosampler

*  Confidential portions omitted and filed separately with the Commission.